Filed Pursuant to Rule 424(b)(7)

Registration No. 333-145649

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated August 14, 2007)

17,470,360 Shares

General Growth Properties, Inc.

Common Stock

This prospectus supplement no. 1 supplements and amends the prospectus dated August 14, 2007 of General Growth Properties, Inc. relating to the sale from time to time by certain selling stockholders of up to 17,470,360 shares of common stock of General Growth Properties, Inc. which may be issued to selling stockholders upon the exchange of 3.98% Exchangeable Senior Notes of GGP Limited Partnership due 2027 (which we refer to as the “notes”). This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in these securities involves risks. See “Risk Factors” beginning on page 1 of the prospectus as well as the risk factors contained in documents General Growth Properties, Inc. files with the Securities and Exchange Commission and which are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 30, 2008.

The information in the table appearing under the caption “Selling Stockholders” commencing on page 9 of the prospectus is supplemented and amended by adding the information below with respect to selling stockholders not previously listed in the prospectus, and by superseding the information with respect to selling stockholders listed below as of or prior to the date of this prospectus supplement. Since the dates on which we were provided with the information by the selling stockholders regarding their notes and other security ownership in General Growth Properties, Inc., selling stockholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their notes or other securities. Accordingly, the information provided herein and in the prospectus for any particular selling stockholder may understate or overstate, as the case may be, such selling stockholder’s current ownership. Any changed information given to us by selling stockholders will be set forth in prospectus supplements or amendments to the prospectus if and when necessary.

Name	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Offered for Resale (1)	Number and Percentage of Shares Beneficially Owned After Offering (2)

Akanthos Arbitrage Master Fund, L.P.	1,485,858	1,127,120	358,738*
Arctos Partners Inc.	157,796	157,796	*
Argent Classic Convertible Arbitrage Fund L.P.	71,008	71,008	*
Argent Classic Convertible Arbitrage Fund Ltd.	612,702	612,702	*
Argentum Multi-Strategy Fund 1 LP Classic	5,635	5,635	*
Aristera International Limited (3)	531,132	531,132	*
Aristera Partners LP (4)	60,605	60,605	*
Bayerische Hypo-und Vereinsbank AG	450,848	450,848	*
BNP Paribas Aribitrage	225,424	225,424	*
Bunting Family III, LLC - Capital Appreciation Convertibles (5)	191	191	*
Canyon Capital Arbitrage Master Fund, Ltd.	98,623	98,623	*
The Canyon Realization Fund (Cayman), Ltd.	107,076	107,076	*
Canyon Value Realization Fund, L.P.	40,858	40,858	*
Canyon Value Realization MAC 18 Ltd.	7,044	7,044	*
Capital Invest Global High Yield Bond (6)	6,762	6,762	*
Citadel Equity Fund, Ltd. (7)	400,127	400,127	*
Citigroup Global Markets Inc. (8)**	636,710	636,710	*
CNH CA Master Account, L.P. (9)	56,356	56,356	*
CQS Convertible and Quantitative Strategies Master Fund, Ltd.	1,053,857	1,053,857	*
CQS Directional Opportunity Master Fund Ltd.	78,898	78,898	*
D.E. Shaw Valence Portfolios, L.L.C. (10)	507,204	507,204	*
DB RREEF Reflex Master Portfolio, Ltd.	56,356	56,356	*
Delaware Dividend Income Fund	40,463	40,463	*
Delaware Investments Dividend & Income Fund	5,015	5,015	*
Delaware Investments Global Dividend & Income Fund	1,859	1,859	*
Deutsche Bank Securities, Inc.**	33,813	33,813	*
Fore Convertible Master Fund, Ltd.	11	11	*
GE Singapore Life Insurance Fund (6)	8,543	4,226	4,317*
Goldman Sachs & Co. (11)**	412,044	22,542	389,502*
GPC LIX, LLC	47,880	47,880	*
Guggenheim Portfolio Company XXXI, LLC	37,950	37,950	*
Hershey Foods Corporation Master Retirement Trust (5)	18,619	4,519	14,100*
HFR CA Global Select Master Trust Account	34,940	34,940	*
HFR RVA Combined Master Trust	32,900	32,900	*
ING Investors Trust - ING T. Rowe Price Capital Appreciation Portfolio (5)	76,362	76,362	*
ING Pioneer High Yield Portfolio (6)	35,023	16,906	18,117*
JMG Capital Partners, LP (12)	515,657	515,657	*
JMG Triton Offshore Fund, Ltd. (13)	780,530	780,530	*
KBC Financial Products USA Inc. (14)**	84,354	84,354	*
John Hancock Funds II - Real Estate Equity Fund (5)	223,007	54,947	168,060*

Name	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Offered for Resale (1)	Number and Percentage of Shares Beneficially Owned After Offering (2)

John Hancock Trust - Capital Appreciation Value Trust (5)	112	112	*
John Hancock Trust - Real Estate Equity Trust (5)	236,448	60,188	176,260*
Kamunting Street Master Fund, Ltd.	845,340	845,340	*
Knollwood Investment Partnership Capital Appreciation Conv. (5)	202	202	*
Lehman Brothers, Inc.**	507,204	507,204	*
Lyxor/Canyon Capital Arbitrage Fund Limited	28,178	28,178	*
Magnetar Capital Master Fund, Ltd. (15)	112,712	112,712	*
Old Lane Cayman Master Fund LP	254,176	254,176	*
Old Lane HMA Master Fund LP	83,158	83,158	*
Old Lane U.S. Master Fund LP	209,317	209,317	*
Pandora Select Partners, LP	33,813	33,813	*
Papaver Inc. Global High Yield	563	563	*
Penn Series Flexibly Managed Fund (5)	30,714	30,714	*
Pioneer Funds — Global High Yield (6)	12,961	12,961	*
Pioneer Funds — US Corp HY Bond (6)	43,482	28,178	15,304*
Pioneer Global High Yield Fund (6)	113,275	113,275	*
Pioneer Global High Yield VCT Portfolio (6)	845	845	*
Pioneer High Yield Fund (6)	1,164,167	550,034	614,133*
Pioneer High Yield VCT (6)	32,447	17,470	14,977*
Platinum Grove Contingent Capital Master Fund	450,848	450,848	*
Plexus Fund Limited	281,780	281,780	*
Polish US High Yield Fund (6)	127,318	56,356	70,962*
Polygon Global Opportunities Master Fund	112,712	112,712	*
RCG Latitude Master Fund, Ltd. (17)	53,898	53,898	*
RCG PB, Ltd. (17)	38,784	38,784	*
S.A.C. Arbitrage Fund, LLC c/o S.A.C. Capital Advisors, LLC (18)	225,424	225,424	*
Silvercreek II Limited	33,813	33,813	*
Silvercreek Limited Partnership	90,169	90,169	*
Stark Master Fund (19)	590,848	450,848	140,000*
T. Rowe Price Capital Appreciation Fund (5)	222,099	222,099	*
T. Rowe Price Capital Appreciation Trust (5)	2,085	2,085	*
T. Rowe Price Institutional Core Plus Fund (5)	1,408	1,408	*
T. Rowe Price New Income Fund, Inc. (5)	107,076	107,076	*
T. Rowe Price Real Estate Fund, Inc. (5)	1,929,765	466,965	1,462,800*
TQA Master Fund Ltd. c/o TQA Investors, LLC (20)	25,010	25,010	*
TQA Master Plus Fund Ltd. c/o TQA Investors, LLC (20)	9,783	9,783	*
UBS O’Connor LLC f/b/o: O’Connor Global Convertible Arbitrage Master Limited (21)	263,802	263,802	*
Wachovia Capital Markets LLC (22)**	90,169	90,169	*
Wachovia Securities International Ltd. (22)**	56,356	56,356	*
Waterstone Market Neutral Mac 51 Fund, Ltd.	323,483	323,483	*
Waterstone Market Neutral Master Fund, Ltd.	600,755	600,755	*
Wells Fargo & Company	281,780	281,780	*
Whitebox Convertible Arbitrage Partners, LP	362,819	362,819	*
Whitebox Diversified Convertible Arbitrage Partners, LP	163,432	163,432	*
Whitebox Hedged High Yield Partners, LP	346,318	346,318	*
Xavex Convertible Arbitrage 10 Fund	58,610	58,610	*
Xavex Convertible Arbitrage 5	3,122	3,122	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC (20)	8,802	8,802	*

†                  We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our securities.

*                 Less than one percent of the common stock outstanding, as applicable.

**          Selling securityholder may be deemed to be an underwriter with respect to some or all of any securities sold pursuant to this prospectus. See “Plan of Distribution” in the prospectus.

(1)          Assumes the selling stockholder sells all of the common stock being offered by the prospectus, as supplemented hereby.

(2)          Percentages calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 267,492,611 shares outstanding on May 5, 2008.  In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s notes.  However, we did not assume exchange of any of other holder’s notes.

(3)          This selling stockholder has advised us that (i) Aristera Capital LLC is the investment manager for Aristera International Limited and (ii) Aristera Capital LLC is jointly owned by Kevin Tones, Robert H. Lynch Jr., Anthony Frascella, and William R. Techar.

(4)          This selling stockholder has advised us that (i) Aristera Advisers LLC is the general partner of Aristera Partners LP and (ii) Aristera Advisers LLC is jointly owned by Kevin Tones, Robert H. Lynch Jr., Anthony Frascella, and William R. Techar.

(5)          T. Rowe Price Associates, inc. (“TRPA”) has advised us that (i) no one individual at T. Rowe Price will be responsible for voting decisions and investment control over the securities shown, (ii) TRPA is investment adviser to the selling stockholder and has been delegated voting authority by the boards of the Price Funds it manages as investment adviser, (iii) the T. Rowe Price Proxy Committee develops positions on all major corporate issues, creates guidelines, and oversees the voting process, (iv) the Proxy Committee, composed of portfolio managers, investment operations managers, and internal legal counsel, analyzes proxy policies based on whether they would adversely effect shareholders’ interests and make a company less attractive to own, (v) once the Proxy Committee establishes its recommendations, they are distributed to the firm’s portfolio managers as voting guidelines, (vi) for the registered investment companies sponsored and managed by T. Rowe Price, the portfolio manager of each fund has ultimate responsibility for the voting decisions for proxies relating to voting securities held by the fund, and (vii) more information on T. Rowe Price’s proxy voting policies and procedures is available on its website (http://www.troweprice.com) and in the Price Funds’ Statement of Additional Information, which is filed with the SEC.

(6)          This selling stockholder has advised us that (i) Pioneer Institutional Asset Management, Inc. (“PIAM”) is the selling stockholder’s investment advisor and has or shares voting and dispositive power with respect to the securities shown, (ii) PIAM is a privately held company the sole shareholder of which is Pioneer Investment Management USA Inc. (“PIMUSA”) (iii) the sole shareholder of PIMUSA is a private Italian company called Pioneer Global Asset Management S.p.A. (“PGAM”), and (iv) the parent company of PGAM is Unicredito Italiano S.p.A., a publicly traded Italian bank.

(7)          This selling stockholder has advised us that (i) Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd., (ii) Citadel Investment Group, L.L.C. (“CIG”) controls CLP, (iii) Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd., and (iv) CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(8)          The selling stockholder is a subsidiary of Citigroup, Inc. The selling stockholder was the joint book running manager in the original issuance of the notes by GGP Limited Partnership.

(9)          This selling stockholder has advised us that (i) CNH Partners, LLC is Investment Advisor of the selling stockholder and has sole voting and dispositive power over the securities shown, and (ii) investment principals for the Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(10)    This selling stockholder has advised us that (i) D.E. Shaw & Co. L.P., as investment adviser, has voting and investment control over any shares of common stock issuable upon conversion of the notes owned by the selling stockholder, and (ii) Julius Gaudio, Eric Wepsic, Maximiliam Stone, and Anne Dinning, or their designees, exercise voting and investment control over the notes on D. E. Shaw & Co. L.P.’s behalf.

(11)    The selling stockholder is a subsidiary of the Goldman Sachs Group Inc.

(12)    This selling stockholder, JMG Capital Partners, L.P. (“JMG Partners”), has advised us that (i) it is a California limited partnership, (ii) its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ investments, including the securities shown, (iii) the equity interests of the Manager are owned by JMG Capital Management, Inc., (“JMG Capital”) a California corporation, and Asset Alliance Holding Corp., a Delaware corporation, and (iv) Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.

(13)    This selling stockholder, JMG Triton Offshore Fund, Ltd. (the “Fund”), has advised us that (i) it is an international business company organized under the laws of the British Virgin Islands, (ii) the Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the securities shown, (iii) the equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation, (iv) the equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David, and (v) Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(14)    This selling stockholder has advised us that (i) the securities shown are under the total control of KBC Financial Products USA Inc., and (ii) KBC Financial Products USA Inc. is a directly wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(15)    This selling stockholder has advised us that (i) Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund, (ii) Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund, (iii) Alex Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC, (iv) as a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC, and (v) Mr. Litowitz disclaims beneficial ownership of these shares.

(16)    This selling stockholder has advised us that (i) Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund, and (ii) the Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(17)    This selling stockholder has advised us that (i) Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of RCG Latitude Master Fund, Ltd. (“Latitude”) and RCG PB Ltd. (“RCG PB LTD”) and consequently has voting control and investment discretion over securities held by Latitude and RCG PB LTD, (ii) Ramius Capital disclaims beneficial ownership of the shares held by Latitude and RCG PB LTD, (iii) Peter A. Cohen, Morgan B.  Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital, (iv) as a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital, and (v) Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(18)    This selling stockholder has advised us that (i) pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC, (ii) Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management, and (iii) each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of these securities.

(19)    This selling stockholder has advised us that Michael A. Roth and Brian J. Stark have voting and investment control of securities owned by Stark Master Fund Ltd., but Messrs. Roth and Stark disclaim beneficial ownership of such securities.

(20)    This selling stockholder has advised us that (i) TQA Investors, LLC has investment and voting power with respect to the securities shown, and (ii) the principals of TQA Investors, LLC are Andrew Anderson, Paul Bucci, Robert Butman and George Esser.

(21)    This selling stockholder has advised us that (i) UBS O’Connor LLC (the “Investment Manager”) has investment control over the securities shown and (ii) the Investment Manager is subsidiary of UBS AG.

(22)    The selling stockholder is a subsidiary of Wachovia Corporation.